                                                                       Exhibit 5



                       [FAEGRE & BENSON LLP LETTERHEAD]





                                August 8, 2000


ReliaStar Financial Corp.
20 Washington Avenue South
Minneapolis, Minnesota 55401

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 46,309 shares of common stock, par value $.01 per share, of ReliaStar Financial Corp. (the "Company"), pursuant to the Lexington Global Asset Managers, Inc. 1995 Long Term Incentive Plan (the "Plan") and the Agreement and Plan of Merger dated as of February 28, 2000, as amended, among the Company, Pilgrim Capital Corporation, Pilgrim Lexington Acquisition Corp., and Lexington Global Asset Managers, Inc.) the "Merger Agreement"), we have examined such corporate records and other documents, including the Plan and the Merger Agreement, and have reviewed such matters of law, as we have deemed relevant hereto, and, based upon such examination and review, it is our opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of common stock by the Company, and that, when issued and sold as contemplated in the Plan and the Merger Agreement, such shares will be legally issued, fully paid, and non-assessable under the current laws of the State of Delaware.

     We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                                  Very truly yours,

                                                  /s/ Faegre & Benson LLP

                                                  FAEGRE & BENSON LLP